Exhibit 1
LIONSGATE EMPHASIZES NEED FOR A CHANGE AT
IMAGE IN FINAL STATEMENT TO FELLOW IMAGE
STOCKHOLDERS
SANTA MONICA, CA, and VANCOUVER, BC, October 9, 2006 — Lionsgate (NYSE: LGF) today issued a final statement to fellow Image Entertainment (NASDAQ: DISK) stockholders emphasizing that every vote counts in Image’s annual stockholders meeting which is being held tomorrow, October 10, 2006. Lionsgate is urging fellow Image stockholders to vote for a change by voting for Lionsgate’s independent slate of nominees by telephone or Internet today. The text of the statement is below. For more information, please visit www.votetoimproveimage.com.
Image Entertainment’s Annual Meeting is tomorrow. Every vote counts, and we urge all of our fellow Image stockholders to support our independent slate of nominees and to vote for change today. The two leading independent governance authorities that have examined this proxy contest — Institutional Shareholder Services (ISS) and Glass, Lewis & Co. — have both reached the same conclusion — change is needed at Image.
If you remember only three words from this entire proxy challenge, we believe that those words should be “independent” and “stockholder value.” Dr. Duke Bristow, Barry Perlstein, Jack R. Crosby, Edward Huguez, Joseph J. Incandela and Joachim Kiener are experienced, highly qualified, independent nominees who can guide Image to a new course where stockholder value is an imperative rather than a distraction. These nominees are beholden neither to Lionsgate nor to Image’s current entrenched management team — they are beholden only to you, our fellow stockholders. Their only mandate is to make a genuine, meaningful and independent commitment to explore ways to maximize stockholder value.
ISS and Glass Lewis have both urged that their clients vote FOR Dr. Bristow. Glass Lewis recommends that its clients vote FOR Barry Perlstein as well. Both ISS and Glass Lewis recommend that their clients DO NOT VOTE for ANY of Image’s slate of nominees. We respectfully ask that you follow those recommendations to NOT VOTE for any of Image’s slate of nominees, and we urge that you vote the BLUE proxy card FOR all six of our highly qualified, independent nominees. We appreciate your consideration of this issue, which is important to all of us as stockholders of Image Entertainment.

Vote Value. Vote Blue.
We urge you to vote the BLUE proxy card TODAY — by telephone or by Internet. If you have already voted a white proxy card, you can automatically revoke that earlier vote by simply voting your BLUE proxy card TODAY.
If you have any questions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.
For additional information about our independent slate of directors, please visit www.votetoimproveimage.com.
Neither Lions Gate Entertainment Corp. nor any of the other participants in this proxy solicitation has sought or obtained the consent of any third party to the use of any previously published information as proxy solicitation material.
For further information, contact:
Peter D. Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com
George Sard/Andrew Cole/Brooke Morganstein
Citigate Sard Verbinnen
212-687-8080